NVE Corporation Reports Third Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—January 17, 2024—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and nine months ended December 31, 2023.

Total revenue for the third quarter of fiscal 2024 decreased 9% to $6.76 million from $7.40 million for the prior-year quarter. The decrease was due to a 12% decrease in product sales, partially offset by a 94% increase in contract research and development revenue. Net income for the third quarter of fiscal 2024 decreased 1% to $4.18 million, or $0.87 per diluted share, compared to $4.23 million, or $0.88 per share, for the prior-year quarter.

For the first nine months of fiscal 2024, total revenue decreased 11% to $22.7 million from $25.5 million for the first nine months of the prior year. The decrease was due to an 11% decrease in product sales and a 20% decrease in contract research and development revenue. Net income decreased 8% to $13.3 million, or $2.75 per diluted share, from $14.5 million, or $2.99 per share, for the first nine months of fiscal 2023.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable February 28, 2024, to shareholders of record as of January 29, 2024.

“We are pleased to report solid earnings for the quarter and nine months despite a decrease in defense-related product sales and a semiconductor industry downturn,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks of credit losses, risks and uncertainties related to future dividend payments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, as updated in our Quarterly Reports on Form 10-Q for the quarters ended December 31 and June 30, 2023.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND NINE MONTHS ENDED DECEMBER 31, 2023 AND 2022 (Unaudited)
	Quarter Ended December 31,
	2023	2022
Revenue
Product sales	$6,366,009	$7,200,385
Contract research and development	390,251	201,293
Total revenue	6,756,260	7,401,678
Cost of sales	1,355,067	1,478,372
Gross profit	5,401,193	5,923,306
Expenses
Research and development	540,895	700,609
Selling, general, and administrative	389,311	403,449
Total expenses	930,206	1,104,058
Income from operations	4,470,987	4,819,248
Interest income	491,671	406,092
Income before taxes	4,962,658	5,225,340
Provision for income taxes	778,236	994,016
Net income	$4,184,422	$4,231,324
Net income per share – basic	$0.87	$0.88
Net income per share – diluted	$0.87	$0.88
Cash dividends declared per common share	$1.00	$1.00
Weighted average shares outstanding
Basic	4,833,401	4,830,826
Diluted	4,837,230	4,832,368
	Nine Months Ended Dec. 31,
	2023	2022
Revenue
Product sales	$22,183,223	$24,787,885
Contract research and development	537,727	668,024
Total revenue	22,720,950	25,455,909
Cost of sales	5,034,556	5,533,000
Gross profit	17,686,394	19,922,909
Expenses
Research and development	1,920,095	1,972,505
Selling, general, and administrative	1,298,211	1,210,395
Provision for credit losses	9,514	-
Total expenses	3,227,820	3,182,900
Income from operations	14,458,574	16,740,009
Interest income	1,440,289	1,040,528
Income before taxes	15,898,863	17,780,537
Provision for income taxes	2,587,145	3,318,723
Net income	$13,311,718	$14,461,814
Net income per share – basic	$2.75	$2.99
Net income per share – diluted	$2.75	$2.99
Cash dividends declared per common share	$3.00	$3.00
Weighted average shares outstanding
Basic	4,832,992	4,830,826
Diluted	4,839,725	4,831,168

NVE CORPORATION BALANCE SHEETS DECEMBER 31 AND MARCH 31, 2023

	(Unaudited) Dec. 31, 2023	March 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$4,684,910	$1,669,896
Marketable securities, short-term (amortized cost of $14,556,450 as of December 31, 2023, and $15,696,135 as of March 31, 2023)	14,335,619	15,513,095
Accounts receivable, net of allowance for credit losses of $15,000	2,245,728	6,523,344
Inventories	7,349,811	6,417,010
Prepaid expenses and other assets	597,305	663,459
Total current assets	29,213,373	30,786,804
Fixed assets
Machinery and equipment	10,501,096	10,484,365
Leasehold improvements	1,956,309	1,956,309
	12,457,405	12,440,674
Less accumulated depreciation and amortization	11,326,985	11,095,236
Net fixed assets	1,130,420	1,345,438
Deferred tax assets	1,290,284	572,038
Marketable securities, long-term (amortized cost of $36,414,391 as of December 31, 2023, and $37,495,846 as of March 31, 2023)	35,670,914	36,125,047
Right-of-use asset – operating lease	324,451	425,843
Total assets	$67,629,442	$69,255,170

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$170,701	$281,712
Accrued payroll and other	460,414	1,375,250
Operating lease	178,490	175,798
Total current liabilities	809,605	1,832,760
Operating lease	218,785	342,908
Total liabilities	1,028,390	2,175,668

Shareholders’ equity
Common stock, $0.01 par value, 6,000,000 shares authorized; 4,833,401 issued and outstanding as of December 31, 2023, and 4,830,826 as of March 31, 2023	48,334	48,308
Additional paid-in capital	19,542,335	19,295,442
Accumulated other comprehensive loss	(753,317)	(1,213,858)
Retained earnings	47,763,700	48,949,610
Total shareholders’ equity	66,601,052	67,079,502
Total liabilities and shareholders’ equity	$67,629,442	$69,255,170